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                                                                    Exhibit 10.7
[LOGO OF APEX SILVER MINES CORPORATION APPEARS HERE]



                                                  May 19, 1998

Mr. Mark Lettes
6194 S. Macon Way
Englewood, CO 80111

Dear Mark,

We are pleased that you have accepted our offer to become Vice President Finance and Chief Financial Officer of Apex Silver Mines Corporation reporting to the Chairman and Chief Executive Officer. The following confirms responsibilities and terms and conditions for this position.


RESPONSIBILITIES

A  FINANCING

   . Develop business plans in consultation with the senior management team leading to projections of funding requirements to sustain the business and its growth plans.

   . Develop and recommend funding plans to the CEO, and manage the endeavors required to achieve these funding requirements.

   . Develop/review contractual documents required to effect all funding requirements, recommend to the CFO final documents, with approval and as necessary execute such documents, and manage these contractual commitments.

   . Develop the necessary relationships with funding sources and service these relationships.

   . Optimize and manage the banking and transferring of funds. Initiate, design, recommend and manage risk management hedging activities (Treasury function).


              APEX SILVER MINES CORPORATION - A SERVICES COMPANY
           1700 LINCOLN STREET - SUITE 3050 - DENVER, COLORADO 80203
                 TELEPHONE (303) 839-5060 - FAX (303) 839-5907
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B.  Accounting

    . Ensure and if necessary, install appropriate accounting systems in the geographic operating locations as well as at the corporate level. Generate and deliver timely periodic expenditure versus budget progress reporting, at least monthly.

     . Manage the preparation of accounting and financial input for corporate statutory reporting, and review and ensure that subsidiaries comply with all national statutory accounting and financial reporting.

     . Ensure that efficient and adequate project and operations cost accounting systems are in place and functioning, which accurately report progress of commitments, expenditures, and payments including trends with early warning systems and comparisons to plans and budgets.

C.  General

     . Prepare for and participate in investor relations' activities with focus on the financing aspects of the corporations' activities.

     .  Manage the human resources' function in the corporate office.

     .  Review requests for major capital expenditures.

START DATE

We expect you will commence working for the Company on June 8, 1998 at which time your compensation and benefits will commence.

COMPENSATION

You will be paid an annual base compensation of $178,000. Your first review of base compensation will be 18 months from the date you join the Company. You will be paid twice a month - middle and end of the month. Direct deposit is available.

SIGN-ON BONUS

You will be paid a one time sign-on bonus of $15,000.

BONUS

We plan to install a Performance Bonus Plan at Apex to include the calendar year 1998 to be paid out according to the provisions of the Performance Bonus Plan when it is adopted.

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BENEFITS

 . Principal Financial Group is Apex's medical, dental, life, and disability insurance carrier. A summary of these benefits is attached.

 . 401(k) savings plan - employee can contribute up to 15% of individual salary, on a pre-tax basis. Company will make employer-matching contributions to the plan on your behalf equal to 50% of your salary deferral contributions, up to 6% of your eligible compensation. A summary of this plan is attached.

 .  Holiday - 10 holidays a year are observed.

 .  Vacation - 4 weeks vacation per year.

 .  Paid Parking.

 .  Corporate American Express Card - mileage belongs to the employee.

STOCK OPTIONS

You will be eligible for participation in the Company's Employee Stock Option Plan. You will be granted 60,000 share options with the exercise price to be determined by the share price on the day you accept this offer. You will vest in these options over a four-year period at 25 percent of the options on each of your first four employment anniversary dates. You will be subject to the same exercise conditions as all other Apex employees holdings stock options.

REIMBURSABLE EXPENSES

 . You will be reimbursed in accordance with Company policy and guidelines for all reasonable expenses incurred in connection with travel on Company business.

 .  The Company provides corporate credit cards to cover travel, hotel, etc.

 . As to class of travel, domestic travel will be coach and all international travel will be business class.

 .  Frequent flyer miles will be the property of the user.

SEVERANCE AGREEMENT

In the event the Company should desire to terminate your employment, except for cause, within two years after your employment starting date, you will be entitled to severance pay for a twelve-month period at your existing salary if severed in the first year, and six months if severed in the second year, as well as a continuation of your benefits as permitted by the Company plans and policies for similar periods.
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You agree that in the event you leave Apex that for a period of two years you will not join any company whose primary business is the acquisition and development of silver mines.

As a result of getting to know you, I believe that you can make a major contribution to our business and that you will find the work interesting and challenging. We welcome you as a member of Apex's key executive staff.

Please sign in the space indicated below and return the designated copy to us.

                                                      Sincerely,


                                                      /s/ Keith R. Hulley
                                                      -------------------
                                                      Keith R. Hulley
                                                      President and
                                                      Chief Operating Officer


AGREED TO AND ACCEPTED:
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/s/ Mark A. Lettes
----------------------
       6/2/98
----------------------
        Date

cc:     T. Kaplan